Exhibit 5.1

Markel Corporation

4521 Highwoods Parkway

Glen Allen, Virginia 23060

May 2, 2013

Board of Directors

Markel Corporation

4521 Highwoods Parkway

Glen Allen, VA 23060

Lady and Gentlemen:

Reference is made to the Registration Statement on Form S-8 relating to the Alterra Capital Holdings Limited 2008 Stock Incentive Plan, Alterra Capital Holdings Limited 2006 Equity Incentive Plan and Alterra Capital Holdings Limited 2000 Stock Incentive Plan (the “Plans”) being filed with the Securities and Exchange Commission (the “Registration Statement”) by Markel Corporation (the “Company”) in connection with the registration of 255,978 shares of the Company (the “Common Shares”) under the Securities Act of 1933, as amended (the “Securities Act”). I am the Company’s General Counsel and have represented it in connection with the Registration Statement.

In connection with the delivery of this opinion, I have examined originals or copies of the articles of incorporation and bylaws of the Company, the Registration Statement and the exhibits thereto, certain resolutions adopted by the Board of Directors, and such other records, certificates and other documents of public officials, the Company and its officers and representatives, and have made such inquiries of the Company and its officers and representatives, as I have deemed necessary or appropriate in connection with the opinions set forth herein. I am familiar with the proceedings taken by the Company in connection with the authorization, registration, issuance and sale of the Common Shares. With respect to certain factual matters, I have relied upon representations set forth in the Registration Statement, or otherwise made by officers of the Company. In making such examination and rendering the opinions set forth below, I have assumed without verification (i) that all documents submitted to me as originals are authentic, complete and accurate, (ii) that all documents submitted to me as copies conform to authentic original documents and (iii) the legal capacity of all individuals executing such documents.

Based on such examination and review, and subject to the foregoing, I am of the opinion that:

1.	The Company is a corporation validly existing under the laws of the Commonwealth of Virginia and has the corporate power to conduct its business as now conducted and to issue the Common Shares.

2.	Upon exercise of stock options granted under the Plans and assumed by the Company, and payment of the option price therefor, the Common Shares will be legally issued, fully paid and non-assessable.

3.	Common Shares issued in accordance with the terms of the Plans in the form of restricted stock or upon vesting of restricted stock units will, subject to satisfaction of any restrictions associated therewith, be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the United States of America and the Commonwealth of Virginia, and I have not considered, and I express no opinion as to, the laws of any other jurisdiction.

I consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ D. Michael Jones